Exhibit 99.1

For release Friday, August 15, 2003, at 1:00 p.m. Pacific

Planar Announces Guidance for Fiscal 2004

BEAVERTON, Ore., August 15, 2003 – In its yearly meeting with investors and analysts at its headquarters today, Planar Systems, Inc. (NASDAQ: PLNR), a worldwide leader in flat-panel display systems, is announcing financial guidance for its fiscal 2004.

“Like 2003’s guidance first published a year ago, a tremendous number of accomplishments must be achieved by every member of the Planar team to fulfill ambitious expectations,” said Balaji Krishnamurthy, Planar’s chairman, president and chief executive officer. “I’m pleased to say today that we’re on track to deliver on the guidance for fiscal 2003 which we increased in our quarterly update last month.”

Planar’s sales expectations for fiscal 2004 reflect the dynamics of the flat-panel display market and the three main segments in which the company competes. Anticipated declines in the company’s mature EL components business, serving industrial and medical customers, is expected to be offset by growth in kiosk and digital imaging products. Additionally, robust growth in the commercial market is expected to continue.

“For the fiscal year beginning this October, we’ve based our estimates on a thorough financial forecast developed with the entire management team,” Krishnamurthy said. “Having made strides in strengthening our sales channels, supply chain infrastructure, and corporate culture, I’m very confident of the company’s prospects to deliver all that we promise.”

BUSINESS OUTLOOK

The following statements are forward looking and actual results may differ materially. As of this date, the company’s expectations for the fiscal year ending September 24, 2004 are as follows:

•	Sales of approximately $275 million, of which sales in the commercial business unit are expected to be about $120 million

•	Gross profit of approximately 30 percent of sales

•	Operating income of between 10 and 11 percent of sales

•	Net income of approximately $1.25 per fully diluted share

•	Average fully diluted shares of 15.5 million

•	Cash from operations (defined as net income plus depreciation & amortization less capital expenditures) of more than $20 million

An audio webcast of presentations being conducted today by Steve Buhaly, chief financial officer, and Balaji Krishnamurthy is available live beginning at approximately 1:05 p.m. Pacific today, or by replay through September 12, 2003, via a link on the company’s Web site, www.planar.com. The slides from those presentations, along with those of other executives’ presentations from today’s meeting, are also archived on the company’s Web site.

ABOUT PLANAR

Planar Systems is a worldwide leader in the development and marketing of electronic information display systems. The company specializes in collaborative relationships with customers, designing and producing flat-panel display solutions ranging from desktop monitors to high-performance displays for challenging field applications in medical and industrial markets. Founded in 1983 and publicly traded on The Nasdaq National Market as ‘PLNR’, Planar is headquartered in Oregon, USA, and operates manufacturing and sales in the United States and Europe. For more information please visit www.planar.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

The statements by Balaji Krishnamurthy and the statements in the Business Outlook section above are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including those described above and the following: domestic and international business and economic conditions, changes in growth in the flat-panel monitor industry, changes in customer demand or ordering patterns, changes in the competitive environment including pricing pressures or technological changes, continued success in technological advances, shortages of manufacturing capacity from our third-party manufacturing partners, final settlement of contractual liabilities, future production variables impacting excess inventory and other risk factors listed from time to time in the Company’s Securities and Exchange Commission filings. Actual results also could vary materially from the description contained herein due to the risks inherent in the acquisition of businesses and technologies, including integration issues, unanticipated costs and expenditures, changing relationships with customers, suppliers and strategic partners, potential contractual, intellectual property or employment issues, accounting treatment and charges, the timing and successful completion of technology and product development through volume production and risks that the acquisition can not be completed successfully or that anticipated benefits are not realized. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

PLANAR is a registered trademark of Planar Systems, Inc.

CONTACT:

Stewart Clark, Investor Relations Director

503-748-6984 / stewart_clark@planar.com